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                                  EXHIBIT 21
                                 Subsidiaries


TAL Financial Corporation
TCA Management Company
Teleservice Corporation of America
Texas Community Antennas, Inc.
Texas Telecable, Inc.
TCA Cable of Amarillo, Inc.
Telecable Associates, Inc.
Sun Valley Cablevision, Inc.
VPI Communications, Inc.
TCA Communications, Inc.
M.T. Associates, Inc.
TCA Interests, L.L.C.
TCA Holdings, L.P.
TCA Interests II, Inc.
TCA Holdings II, L.P.